UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	January 11, 2006

Insight Enterprises, Inc.
__________________________________________
(Exact name of registrant as specified in its charter)

Delaware	000-25092	86-0766246
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

1305 West Auto Drive, Tempe, Arizona		85284
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	480-902-1001

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 1.01 Entry into a Material Definitive Agreement.

On January 11, 2006, Direct Alliance Corporation ("Direct Alliance"), a wholly-owned subsidiary of Insight Enterprises, Inc., and James D. Kebert entered into a new employment agreement in connection with his service as President of Direct Alliance. The agreement is effective for an initial term of one year and will automatically renew for a new one-year term each successive day after the start of the initial term. Either Direct Alliance or Mr. Kebert may elect not to renew the agreement, and, in that instance, the agreement would expire at the end of the then current term.

The agreement provides for an annual salary, currently set at $250,000, and eligibility for an incentive bonus pursuant to one or more incentive compensation plans established by the Company from time to time. If Mr. Kebert's employment is terminated without cause, or if he resigns with good reason, at any time during the term of this agreement or within 12 months following a change of control, he will be entitled to receive, in a lump sum, an amount equal to (1) base annual salary for one year, plus (2) with respect to any incentive compensation plan with quarterly objectives, the sum of (i) a prorated bonus for the quarter in which the termination takes place and (ii) four times his bonus for the last completed quarter, plus (3) with respect to any Incentive Compensation Plan with annual objectives, a prorated bonus for the year in which the termination takes place.

The agreement also provides for non-disclosure by Mr. Kebert of confidential information and includes covenants by Mr. Kebert not to compete with Direct Alliance for a period of as long as one year following termination of employment and not to solicit the employees, suppliers and customers for one year following termination of employment.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Insight Enterprises, Inc.

January 17, 2006	By:	Stanley Laybourne

Name: Stanley Laybourne
Title: Executive Vice President, Chief Financial Officer, Treasurer and Secretary

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Exhibit Index

Exhibit No.	Description

10.1	Employment Agreement between Direct Alliance Corporation and James D. Kebert, dated January 11, 2006.